UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2013

Western Digital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3355 Michelson Drive, Suite 100 Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 672-7000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On July 24, 2013, Western Digital Corporation (“Western Digital” or the “Company”) announced financial results for the fourth fiscal quarter and fiscal year ended June 28, 2013.

On July 22, 2013, Western Digital reported in a Current Report on Form 8-K that the Court of Appeals of the State of Minnesota (the “Appellate Court”) had reversed the decision of the District Court of Hennepin County, Minnesota (the “District Court”), which had vacated a $630.4 million final arbitration award against the Company and ordered a rehearing of certain claims in the arbitration between Western Digital and Seagate Technology, LLC.

Western Digital stated in its July 24, 2013 earnings press release that the financial information reported in the press release did not include any additional accrual for the arbitration award. The press release further stated that Western Digital was reviewing the decision of the Appellate Court and would make a determination of whether or not to record an accrual in its results for the quarter ended June 28, 2013, after it completed its review.

Western Digital has now completed its review. The Company continues to strongly disagree with the decision of the Appellate Court, believes that the District Court’s decision was correct, and will file a petition for review with the Minnesota Supreme Court. The Company will continue to vigorously defend this matter. Nevertheless, in light of uncertainties, including the fact that the review of the Appellate Court’s decision by the Minnesota Supreme Court is discretionary, the Company has determined it will record an accrual of $681 million for this matter in its financial statements for the three months ended June 28, 2013. This amount is in addition to the $25 million previously accrued in the fourth quarter of fiscal 2011. The total amount accrued of $706 million represents the amount of the final arbitration award, plus interest accrued on the initial arbitration award at the statutory rate of 10% from January 24, 2012 through June 28, 2013.

A copy of financial information attached to our July 24, 2013 press release, updated to reflect the accrual, is attached hereto as Exhibit 99.1 and is incorporated herein by reference. A copy of Western Digital’s Quarterly Fact Sheet for the fourth quarter ended June 28, 2013, updated to reflect the accrual, is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2013, the Compensation Committee established the performance goals for cash bonus awards to be made under the Company’s Incentive Compensation Plan (the “ICP”) for the six-month period beginning June 29, 2013 and ending December 27, 2013. Under the ICP, the Company’s executive officers and certain other employees are eligible to receive cash bonus awards that are determined based on the Company’s achievement of the established performance goals as well as other discretionary factors, including non-financial and strategic operating objectives, business and industry conditions and individual and business group performance. For the six-month period beginning June 29, 2013 and ending December 27, 2013, the Compensation Committee selected earnings per share as the financial performance goal for each of the Company’s Chief Executive Officer and Chief Financial Officer, and selected operating income as the financial performance goal for the Company’s other named executive officers. The Compensation Committee then established the specific earnings per share and operating income goals, as applicable, that correspond to specific achievement percentages ranging between 0% and 200%.

For executive officers, the Compensation Committee has previously approved an ICP target bonus under the ICP for each executive officer that is expressed as a percentage of the executive’s semi-annual base salary and that currently ranges from 85% to 150% for the executive officers. At the end of the six-month performance period, the ICP will fund in an amount ranging from 0% to 200% based on an interpolation between the Company’s performance as measured against the applicable pre-established goals and a consideration of the Company’s overall achievement of key non-financial and strategic operating objectives as well as changes in the business and industry that occur during the performance period. Each executive will be eligible to receive a bonus in an amount equal to his target bonus multiplied by the funding percentage approved by the Compensation Committee, subject to further adjustment by the Compensation Committee depending upon the executive’s individual and business group’s performance.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Updated financial information for the fourth fiscal quarter and fiscal year ended June 28, 2013.

99.2	Updated Fourth Quarter Fiscal Year 2013 Western Digital Corporation Quarterly Fact Sheet.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Digital Corporation
(Registrant)

	By:	/s/ Michael C. Ray
Date: August 15, 2013		Michael C. Ray
Senior Vice President, General Counsel and Secretary